EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 033-56571 and 333-268891) of U-Haul Holding Company of our report dated June 1, 2023, except for the effects of the modified retrospective adoption of Accounting Standards Update No. 2018-12, Financial Services— Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, as to which the date is May 30, 2024, relating to the consolidated financial statements and schedules, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Phoenix, Arizona

May 28, 2025